Exhibit 99.1

NEWS BULLETIN	DDi Corp. 1220 Simon Circle Anaheim, CA 92806 NASDAQ: DDIC

For Further Information: Mikel H. Williams Chief Executive Officer (714) 688-7200	Sally L. Edwards Chief Financial Officer (714) 688-7200

DDi Corp. Announces Second Quarter 2008 Results

ANAHEIM, Calif., July 24, 2008 – DDi Corp. (NASDAQ: DDIC), a leading provider of time-critical, technologically-advanced printed circuit board (“PCB”) engineering and manufacturing services, today reported financial results for its second quarter ended June 30, 2008.

Q2 Highlights:

•	Net sales increase sequentially and year over year to $51.2 million
•	Adjusted EBITDA of $7.4 million highest quarter since 2005
•	Strong growth in Military/Aerospace market segment
•	Repurchased 122,481 shares of its common stock for $0.8 million

Second Quarter Results

The Company reported second quarter 2008 net sales of $51.2 million, adjusted EBITDA of $7.4 million, and net income of $1.5 million, or $0.07 per diluted share. On a year to date basis, net sales were $98.5 million, adjusted EBITDA was $13.4 million, and net income was $2.2 million, or $0.10 per diluted share.

Mikel Williams, President and CEO of DDi, stated “The second quarter reflects another quarter of solid operational and financial performance, and we see strong customer demand heading into the third quarter. We have the right strategy and operational focus for the North American market, with a customer-centric organization focused on delivering high technology to our customers with speed and exceptional service. We continue to work with the leading original equipment manufacturers to develop their products and push the edge of printed circuit board technology to meet their product and business requirements.”

“I am pleased with our progress on our strategic goal of deepening DDi’s position in the military/aerospace market segment. We have created a solid foundation to support this segment through our facility certifications, technology innovations such as Flat-WrapTM, and expansion of our sales talent. We successfully increased our mix of business coming from this segment to 18% in the second quarter,” Williams added.

Going further, Williams continued, “DDi is well positioned to provide continued leadership in an industry that can benefit from and will likely see further consolidation. In addition to executing on our core business strategy, we continue efforts to identify and pursue strategic opportunities that would enable us to leverage and expand our position and customer base in the global printed circuit board market.”

DDi Corp. Second Quarter 2008 Earnings Results

The Company’s second quarter 2008 net sales of $51.2 million represented a 4 percent increase from the prior year’s second quarter net sales of $49.1 million, and an 8 percent sequential increase from first quarter net sales of $47.4 million. On a year to date basis, net sales increased 6 percent to $98.5 million for the first half of 2008 compared to $92.6 million for the first half of 2007. The increase in net sales was primarily driven by the growth in the military/aerospace market segment.

The Company’s adjusted EBITDA for the second quarter of 2008 of $7.4 million, or 14.4 percent of net sales, was an improvement over $7.1 million, or 14.4 percent of net sales for the prior year’s second quarter. Adjusted EBITDA also improved sequentially from $6.0 million, or 12.7 percent of net sales for the first quarter of 2008. On a year to date basis, adjusted EBITDA increased 22 percent to $13.4 million, or 13.6 percent of net sales in the first half of 2008, compared to $11.0 million, or 11.9 percent of net sales for the first half of 2007. The improvement in adjusted EBITDA was primarily driven by the top line sales growth and decreases in operating expenses on both a dollar basis and as a percentage of net sales. (Reconciliations of this non-GAAP measure are provided after the GAAP condensed consolidated financial statements below.)

The Company reported net income of $1.5 million, or $0.07 per diluted share for the second quarter of 2008, compared to net income of $2.0 million, or $0.09 per diluted share for the prior year’s second quarter, and compared to net income of $718,000, or $0.03 per diluted share in the first quarter. On a year to date basis, net income and earnings per share improved 130 percent to $2.2 million, or $0.10 per diluted share in the first half of 2008, compared to $1.0 million, or $0.04 per diluted share in the first half of 2007.

As of June 30, 2008, the Company had total cash and cash equivalents of $17.8 million and no borrowings were outstanding under its revolving credit facility at June 30, 2008, which had a borrowing capacity of approximately $20.6 million. The Company used $757,000 in cash in the second quarter to repurchase 122,481 additional shares of its common stock, bringing total cash used to $7.7 million to repurchase 1.4 million shares, or over 6 percent of the outstanding shares, of its common stock since the inception of the repurchase program in August 2007.

Conference Call and Webcast

A conference call with simultaneous webcast to discuss second quarter 2008 financial results will be held today at 5:00 p.m. Eastern / 2:00 p.m. Pacific. The call is being webcast and can be accessed at the Company’s web site: www.ddiglobal.com/investor. Participants should access the website at least 15 minutes early to register and download any necessary audio software. A telephone replay of the conference call will be available through August 7, 2008 by dialing 888-286-8010 (domestic) or 617-801-6888 (international) and entering the conference ID 60067125. An online replay of the webcast will be available for 12 months at www.ddiglobal.com/investor under “Financial Calendar.” For more information, visit www.ddiglobal.com.

DDi Corp. Second Quarter 2008 Earnings Results

About DDi

DDi is a leading provider of time-critical, technologically-advanced, electronics manufacturing services. Headquartered in Anaheim, California, DDi and its subsidiaries offer PCB engineering, fabrication and manufacturing services to leading electronics OEMs and contract manufacturers worldwide from its facilities across North America and with manufacturing partners in Asia.

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Non-GAAP Financial Measures

This release includes ‘adjusted EBITDA’, a non-GAAP financial measure as defined in Regulation G of the Securities Exchange Act of 1934. Management believes that the disclosure of non-GAAP financial measures, when presented in conjunction with the corresponding GAAP measures, provide useful information to the Company, investors and other users of the financial statements and other financial information in identifying and understanding operating performance for a given level of net sales and business trends. Management believes that adjusted EBITDA is an important factor of the Company’s business because it reflects financial performance that is unencumbered by debt service and other non-cash, non-recurring or unusual items. This financial measure is commonly used in the Company’s industry. It is also used by the Company’s lenders to determine components of covenant compliance. However, adjusted EBITDA should not be considered as an alternative to cash flow from operating activities, as a measure of liquidity or as an alternative to net income as a measure of operating results in accordance with generally accepted accounting principles. The Company’s definition of adjusted EBITDA may differ from definitions of such financial measure used by other companies. The Company has provided a reconciliation of adjusted EBITDA to GAAP financial information in the attached Schedule of Non-GAAP reconciliations.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995

Except for historical information contained in this release, statements in this release may constitute forward-looking statements regarding the Company’s assumptions, projections, expectations, targets, intentions or beliefs about future events. Words or phrases such as “anticipates,” “believes,” “estimates,” “expects,” “intends,” “plans,” “predicts,” “projects,” “targets,” “will likely result,” “will continue,” “may,” “could” or similar expressions identify forward-looking statements. Forward-looking statements involve risks and uncertainties, which could cause actual results or outcomes to differ materially from those expressed. The Company cautions that while it makes such statements in good faith and it believes such statements are based on reasonable assumptions, including without limitation, management’s examination of historical operating trends, data contained in records, and other data available from third parties, it cannot assure you that the Company’s projections will be achieved. In addition to other factors and matters discussed from time to time in the Company’s filings with the U.S. Securities and Exchange Commission, or the SEC, some important factors that could cause actual results or outcomes for DDi or its subsidiaries to differ materially from those discussed in forward-looking statements include changes in general economic conditions in the markets in which it may compete and fluctuations in demand in the electronics industry; the Company’s ability to sustain historical margins; increased competition; increased costs; loss or retirement of key members of management; increases in the Company’s cost of borrowings or unavailability of additional debt or equity capital on terms considered reasonable by management; and adverse state, federal or foreign legislation or regulation or adverse determinations by regulators. Any forward-looking statement speaks only as of the date on which such statement is made, and, except as required by law, the Company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for management to predict all such factors.

[Financial Tables follow]

DDi Corp. Second Quarter 2008 Earnings Results

DDi Corp.

Condensed Consolidated Statements of Operations

(In thousands, except per share amounts)

(Unaudited)

	Qtr. Ended Jun. 30, 2008	Qtr. Ended Jun. 30, 2007	Qtr. Ended Mar. 31, 2008
Net sales	$51,188	$49,133	$47,352
Cost of goods sold	40,815	37,867	37,609

Gross profit	10,373	11,266	9,743
	20.3%	22.9%	20.6%
Operating expenses:
Sales and marketing	3,192	3,328	3,276
General and administrative	3,332	3,892	3,838
Amortization of intangible assets	1,340	1,339	1,339
Restructuring and other related charges	82	132	185

Operating income	2,427	2,575	1,105
Interest and other expense (income), net	89	233	(48)

Income before income taxes	2,338	2,342	1,153
Income tax expense	831	384	435

Net income	$1,507	$1,958	$718

Net income per share – basic	$0.07	$0.09	$0.03
Net income per share – diluted	$0.07	$0.09	$0.03

Weighted-average shares used in per share computations – basic	21,303	22,613	21,988
Weighted-average shares used in per share computations – diluted	21,326	22,655	21,993

DDi Corp. Second Quarter 2008 Earnings Results

DDi Corp.

Condensed Consolidated Statements of Operations

(In thousands, except for per share amounts)

(Unaudited)

	6 Months Ended June 30, 2008	6 Months Ended June 30, 2007
Net sales	$98,540	$92,580
Cost of goods sold	78,424	73,324

Gross profit	20,116	19,256
	20.4%	20.8%
Operating expenses:
Sales and marketing	6,468	6,452
General and administrative	7,170	7,703
Amortization of intangible assets	2,679	2,679
Restructuring and other related charges	267	209

Operating income	3,532	2,213
Interest and other expense, net	41	566

Income before income taxes	3,491	1,647
Income tax expense	1,266	680

Net income	$2,225	$967

Net income per share – basic	$0.10	$0.04
Net income per share – diluted	$0.10	$0.04

Weighted-average shares used in per share computations – basic	21,646	22,604
Weighted-average shares used in per share computations – diluted	21,659	22,650

DDi Corp. Second Quarter 2008 Earnings Results

DDi Corp

Condensed Consolidated Balance Sheets

(In thousands)

(Unaudited)

	June 30, 2008	December 31, 2007
Assets
Current assets:
Cash and cash equivalents	$17,788	$20,445
Accounts receivable, net	31,366	26,411
Inventories	14,582	13,696
Prepaid expenses and other current assets	707	657

Total current assets	64,443	61,209
Property, plant and equipment, net	27,825	28,503
Goodwill and intangible assets, net	42,888	46,115
Other assets	800	950

Total assets	$135,956	$136,777

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$12,147	$11,024
Accrued expenses and other current liabilities	10,849	10,139

Total current liabilities	22,996	21,163
Other long-term liabilities	4,100	4,449

Total liabilities	27,096	25,612

Stockholders’ equity:
Common stock, additional paid-in-capital and treasury stock	236,598	241,086
Accumulated other comprehensive income	429	471
Accumulated deficit	(128,167)	(130,392)

Total stockholders’ equity	108,860	111,165

Total liabilities and stockholders’ equity	$135,956	$136,777

DDi Corp. Second Quarter 2008 Earnings Results

DDi Corp.

Schedule of Non-GAAP Reconciliations

(In thousands)

(Unaudited)

	Qtr. Ended Jun. 30, 2008	Qtr. Ended Jun. 30, 2007	Qtr. Ended Mar. 31, 2008
Adjusted EBITDA:
GAAP net income	$1,507	$1,958	$718
Add back:
Interest and other expense (income), net	89	233	(48)
Income tax expense	831	384	435
Depreciation	2,893	2,415	2,736
Amortization of intangible assets	1,340	1,339	1,339
Non-cash compensation	651	598	650
Restructuring and other related charges	82	132	185

Adjusted EBITDA **	$7,393	$7,059	$6,015

** Earnings before interest and other, income taxes, depreciation, amortization, non-cash compensation, and restructuring and other related charges

	6 Months Ended Jun. 30, 2008	6 Months Ended Jun. 30, 2007
Adjusted EBITDA:
GAAP net income	$2,225	$967
Add back:
Interest and other expense (income), net	41	566
Income tax expense	1,266	680
Depreciation	5,629	4,777
Amortization of intangible assets	2,679	2,679
Non-cash compensation	1,301	1,150
Restructuring and other related charges	267	209

Adjusted EBITDA **	$13,408	$11,028

** Earnings before interest and other, income taxes, depreciation, amortization, non-cash compensation, and restructuring and other related charges